Exhibit 99

General Cable Reports Fourth Quarter Results

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--February 24, 2013--General Cable Corporation (NYSE: BGC), one of the most globally diversified industrial companies, reported today results for the fourth quarter ended December 31, 2012. The Company’s businesses in North America and Rest of World (ROW) finished the year with a positive operating performance in the fourth quarter resulting in consolidated adjusted operating income of $48.2 million, excluding certain items. Alcan Cable North America, Prestolite and Procables (Colombia) also contributed meaningfully in the fourth quarter, exceeding management’s expectations. Adjusted earnings per share for the fourth quarter of 2012 were $0.28, excluding certain items. For the fourth quarter, reported operating income was $5.5 million and reported loss per share was $0.35. A reconciliation of adjusted earnings per share to reported loss per share and adjusted operating income to reported operating income is included on page 4 of this press release.

Highlights

  Generated adjusted operating income of $48.2 million as North America and ROW finished the year with a positive operating performance despite a challenging environment and regional leadership transition in ROW
  Volume as measured in metal pounds sold for General Cable’s legacy aerial transmission business in North America established an all-time quarterly high in the fourth quarter and established a new annual high in 2012
  Generated reported operating cash flow of $206.4 million during the fourth quarter of 2012 and $288.6 million for the full year 2012
  Completed the acquisition of Alcan Cable China on December 3, 2012 which brings an established sales infrastructure and premium brand with a strong reputation in the Chinese market; Alcan Cable China is expected to generate annual revenue in the range of $80 to $100 million
  Completed the acquisition of Prestolite Wire, LLC on November 2, 2012 which brings a broad range of wire and cable products serving predominately transportation original equipment manufacturers (OEMs) and distributors; Prestolite is expected to generate annual revenue in the range of $170 to $200 million
  Transitioned regional leadership in ROW; Gregory J. Lampert assumed responsibility for all the Company’s operations in the Americas, which includes Canada, the United States, Mexico, the Caribbean as well as Central/South America; Peter A. Campbell was promoted to Executive Vice President and Chief Executive Officer of the Asia Pacific region which includes businesses principally in Australia, China, Fiji, India, New Zealand, the Philippines, and Thailand as well as investments in Oman and Pakistan

Fourth Quarter Results

Net sales for the fourth quarter of 2012 were $1,603.1 million, an increase of $86.7 million, or 6%, compared to the third quarter of 2012 on a metal-adjusted basis. Volume based on metal pounds sold increased 17% in the fourth quarter of 2012 compared to the third quarter of 2012 principally due to the impact of acquisitions and ongoing strength in North American metal-intensive aerial transmission product shipments. Excluding metal pounds attributable to acquisitions, global unit volume declined 4% in the fourth quarter of 2012 as compared to the third quarter principally due to seasonal declines. In addition to typical seasonal trends, OEM rod mill sales in ROW normalized in the fourth quarter following the strong demand experienced in the third quarter.

Adjusted operating income in the fourth quarter of 2012 of $48.2 million reflects seasonally lower results as compared to the third quarter and the absorption of $12 million of expenses related to the revised estimated profitability of certain submarine turnkey projects. Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “Adjusted operating results in our base businesses in North America and ROW for the fourth quarter were broadly ahead of our expectations despite the challenging global operating environment and the transition of regional leadership in ROW. Strength in Asia Pacific driven by construction and electrical infrastructure spending; housing related utility and construction product shipments in the U.S.; and strong aerial transmission demand in North America helped partially offset normal seasonal trends in these businesses. We are pleased with the fast start of our recent acquisitions, which generated results that were ahead of our expectations for the fourth quarter. We continue to make excellent progress integrating these acquisitions and remain focused on capturing manufacturing, logistics and purchasing synergies. In Europe and Mediterranean, our adjusted operating results were generally weaker than expected due to the ongoing recessionary conditions in Iberia and Europe generally, which were exacerbated in the fourth quarter by the absorption of expenses related to the revised estimated profitability of certain submarine turnkey projects. Our actions taken over the last several years to reduce our ongoing cost base as well as our pan-European go-to-market strategy which is providing better market coverage, improved logistics and plant optimization should help to offset some of the continuing weakness. We expect Spain to bottom in 2013.”

In North America, volume was consistent with management’s expectations for most businesses as seasonal demand patterns in the Company’s utility businesses coupled with slower industrial and data product shipments broadly reduced demand for wire and cable products during the fourth quarter of 2012 as compared to the third quarter of 2012. Demand for electrical infrastructure products, particularly specialty cables tied to natural resource extraction, marine and transit applications, remains relatively stable year over year. Unit volume for metal-intensive aerial transmission products reached an all-time quarterly high in the fourth quarter as well as for the full year.

In ROW, volume was slightly below management’s expectation for the fourth quarter. Demand in Asia Pacific was more than offset by traditional seasonal declines and normalized order rates in Central and South America following the strong demand experienced in the third quarter, particularly in Venezuela and Brazil. Copper and aluminum rod shipments also declined in the fourth quarter following a strong third quarter, which benefitted from regional supply constraint issues.

In Europe and Mediterranean, volume was consistent with management’s expectations for the fourth quarter. Stronger electric utility product shipments in France and the Mediterranean coupled with the supply of specialty cables including offshore oil and gas products more than offset the ongoing weakness in the domestic markets in Spain. The Company’s backlog was around $650 million for submarine and land-based turnkey cable projects at the end of the fourth quarter.

Other expense was $5.5 million in the fourth quarter of 2012 which primarily consists of $4.5 million of mark to market losses on derivative instruments accounted for as economic hedges which are used to manage currency and commodity risk on the Company’s project business globally and $1.0 million of foreign currency transaction losses.

Restatement

As described in the Forms 8-K dated October 29, 2012 and November 13, 2012, the Company intends to correct the effect of the accounting errors including the inventory theft in Brazil on previously issued interim financial statements by restating the three and nine months ended September 30, 2011 that will be presented comparatively in its Quarterly Report on Form 10-Q for the period ended September 28, 2012 and amending previously filed Forms 10-Q for the periods ended June 29, 2012 and March 30, 2012. Contemporaneous with the filing of the above referenced Quarterly Reports, the Company also intends to file an Annual Report on Form 10-K/A to restate previously issued annual financial statements and related financial information contained therein as of December 31, 2011 and 2010 and the three year period then ended.

The Company’s restated financial statements for the periods described in the preceding paragraph are expected to be filed this week as the internal review conducted with the assistance of outside counsel and a forensic accounting firm has concluded. Based on the findings of the review, the previously disclosed estimates of the amounts of understated cost of sales and overstated inventory will not change materially. The Company has determined that a substantial portion of what was previously believed to be system-related accounting errors in Brazil was actually due to the theft of inventory, a portion of which may be covered by insurance.

Due to the timing and final preparation of the revised financial statements for these prior periods, the Company has provided only selected financial data tables in this press release.

Liquidity

Net debt was $811.9 million at the end of the fourth quarter of 2012, which is principally unchanged from the end of the third quarter of 2012 as the funding of the acquisitions offset reductions of working capital due to normal seasonal demand patterns. The Company continued its balance sheet transition during the fourth quarter by calling all of its outstanding $200 million of 7.125% senior fixed rate notes due in 2017 and retiring all of its outstanding $11 million of 1.0% senior convertible notes due in 2012.

The Company made no common share repurchases during the fourth quarter under its $125 million Share Repurchase Program authorization, which expires at the end of October 2013. The Company will utilize this buyback authority in the context of economic conditions as well as the then prevailing market price of the common stock of the Company, regulatory requirements, and alternative capital investment opportunities.

Taxes

The Company’s effective tax rate for the full year was adversely impacted by valuation allowances recorded against losses in certain European business units and one-off tax charges in connection with the legal entity restructuring to integrate the Alcan acquisition. The Company’s adjusted effective tax rate for the fourth quarter and the full year of 2012 was approximately 38.5%. The Company expects its full year 2013 effective tax rate to be in the range of 36%.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on February 25, 2013 to preferred stockholders of record as of the close of business on January 31, 2013. The Company expects the quarterly dividend payment to be less than $0.1 million.

Full Year 2013 and First Quarter 2013 Outlook

For the full year of 2013 assuming copper prices remain at relatively stable levels, the Company confirms its guidance for operating income in the range of $300 to $340 million on 1.4 to 1.5 billion metal pounds sold. However, the first quarter of 2013 is anticipated to be the weakest of the year as specific factors in Europe and Mediterranean and ROW are expected to impact results. Specifically, installation and construction related activities in the Company’s Europe and Mediterranean submarine turnkey project business are anticipated to be seasonally slow during the first quarter of the year and improving as weather permits in the spring and summer months. In ROW, the timing of a change in local statutory leave requirements in Venezuela, which resulted in an extended vacation period in the beginning of the year, is expected to burden first quarter results with minimal impact going forward. In addition, our ROW businesses are generally slower in the first quarter due to seasonal factors. The Company expects sequentially better results in nearly all North American businesses and strong earnings contributions from acquisitions in the first quarter of 2013. Overall, the Company anticipates a sharp improvement in second quarter results as the construction season accelerates and these transitory items subside. The Company’s first quarter revenues are expected to be in the range of $1.55 to $1.60 billion assuming year-to-date average metal prices on slightly lower unit volume sequentially. The Company expects adjusted operating income to be in the range of $40 to $50 million. Adjusted earnings per share are expected to be in the range of $0.22 to $0.32 per share before the impact of non-cash convertible debt interest expense and mark to market gains or losses on derivative instruments. Also, excluded from the first quarter outlook is the impact of the recent Venezuelan currency devaluation, which is expected to result in a non-recurring charge in the range of $42 million or $0.82 per share principally due to the remeasurement of the Company’s local balance sheet on the date of the devaluation.

“While the operating environment remains challenging in some markets and product lines, we are encouraged by the demand growth drivers in some of our key end markets in North America and ROW. Equally encouraging are the prospects going into 2013 for our recent acquisitions, which are strong particularly as we move into the second half of the year, and in the case of Alcan Cable North America as we move into the construction season. Overall, in North America, residential and non-residential construction touches nearly all of our product categories in some way. More specifically, we have estimated that approximately 45% of our North American product portfolio is more directly leveraged toward construction related activity including Alcan Cable North America. While we are beginning to experience some improvement in these businesses and expect to experience a significant seasonal improvement moving from the first quarter to the second quarter of 2013, unit volume remains well below prior peak levels experienced in 2006. In ROW, we expect mid-single digit GDP growth rates, on average throughout the region, supported by investments in construction, energy and infrastructure. In Brazil, spending ahead of the World Cup in 2014 and the Olympics in 2016 as well as government sponsored programs such as “Lights for All” and “My House – My Home” are expected to drive demand for the Company’s products in 2013. Overall, we are well positioned to benefit from global growth trends, energy and infrastructure related investments and improving construction activity. The operating leverage in our business remains intact and has been further enhanced through our continuous cost reduction efforts as well as the recent acquisition of Alcan Cable North America, which shares a similar historical earnings profile to that of General Cable’s construction driven businesses,” Kenny concluded.

A reconciliation of expected GAAP earnings per share and operating income is as follows:

	Q1 2013 Outlook
	Operating
In millions, except per share amounts	Income	EPS
As reported, GAAP	$40 – 50	$(0.71 - 0.61)
Non-cash convertible debt interest expense	-	0.11
Mark to market (gains)/losses on derivative instruments	-	-
Venezuelan currency devaluation	-	0.82
Adjusted, Non-GAAP	$40 – 50	$0.22 -0.32

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (GAAP), we discuss earnings per share and operating income for the fourth quarter of 2012 as adjusted for certain items as reflected in the table below. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the operating performance of the business and consistent with how management reviews the underlying business trends. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to GAAP. A reconciliation of operating income and earnings per share as reported to adjusted non-GAAP operating income and earnings per share follows:

	Q4 2012
	Operating
	Income	EPS
As Reported, GAAP	$5.5	$(0.35)
Submarine business equipment failure and project delays/deferrals	15.6	0.31
ROW year-end adjustments
Disputed accounts receivable	8.9	0.14
Other year-end adjustments	9.9	0.15
Restatement and forensic investigation costs, acquisition costs and severance-related charges in Spain	8.3	0.14
Mark to market (gains)/losses on derivative instruments	-	0.06
Non-cash convertible debt interest expense	-	0.11
Call premium for $200 million of 7.125% senior fixed rate notes and related fee write-off	-	0.11
One-off tax charge in connection with the restructuring of legal entities to integrate the Alcan Cable Canada business	-	0.20
Effective tax rate adjustment (1)	-	(0.59)
Adjusted, Non-GAAP	$48.2	$0.28

(1)	Due to the timing of certain charges and the mechanics of the quarterly computation under applicable tax rules, a tax benefit was recognized in the fourth quarter. This adjustment removes the benefit so as to present the fourth quarter at an adjusted effective tax rate of 38.5%.

General Cable will discuss fourth quarter results on a conference call that will be broadcast live at 10:00 a.m. ET, today, February 25, 2013. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements can generally be identified by use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity, our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency fluctuations, compliance with U.S. and foreign laws, the Company’s ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on February 23, 2012, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

TABLES TO FOLLOW

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

Three Fiscal Months Ended
December 31,
2012
Net sales	$1,603.1
Cost of sales	1,469.9
Gross profit	133.2

Selling, general and administrative expenses	127.7
Operating income	5.5
Other expense	(5.5)
Interest income (expense):
Interest expense	(31.9)
Interest income	1.9
Loss on extinguishment of debt	(9.3)
(39.3)

Income loss before income taxes	(39.3)
Income tax benefit	21.5
Equity in net earnings of affiliated companies	0.7
Net loss including noncontrolling interests	(17.1)
Less: preferred stock dividends	0.1
Less: net income attributable to noncontrolling interest	0.1
Net loss attributable to Company common shareholders	$(17.3)

EPS
Loss per common share - basic	$(0.35)
Weighted average common shares - basic	49.7
Loss per common share-
assuming dilution	$(0.35)
Weighted average common shares-
assuming dilution	49.7

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

Three Fiscal Months Ended
December 31,
2012
Revenues (as reported)
North America	$687.4
Europe and Mediterranean	401.5
Rest of World	514.2
Total	$1,603.1

Revenues (metal adjusted)
North America	$687.4
Europe and Mediterranean	401.5
Rest of World	514.2
Total	$1,603.1

Metal Pounds Sold
North America	155.5
Europe and Mediterranean	68.1
Rest of World	100.6
Total	324.2

Operating Income (loss)
North America	$32.3
Europe and Mediterranean	(33.2)
Rest of World	6.4
Total	$5.5

Adjusted Operating Income (1)
North America	$36.6
Europe and Mediterranean	(13.6)
Rest of World	25.2
Total	$48.2

Return on Metal Adjusted Sales (2)
North America	5.3%
Europe and Mediterranean	-3.4%
Rest of World	4.9%
Total Company	3.0%

Capital Expenditures
North America	$6.9
Europe and Mediterranean	4.6
Rest of World	7.3
Total	$18.8

Depreciation & Amortization
North America	$10.7
Europe and Mediterranean	10.5
Rest of World	12.6
Total	$33.8

Revenues by Major Product Lines
Electric Utility	$517.1
Electrical Infrastructure	442.4
Construction	418.3
Communications	147.0
Rod Mill Products	78.3
Total	$1,603.1

(1)	See Reconciliation of Non-GAAP Measures on page 4 of this release
(2)	Return on Metal Adjusted Sales is calculated on Adjusted Operating Income

CONTACT:
General Cable Corporation
Len Texter, Director, Investor Relations, 859-572-8684